Exhibit 3.2

QUAKER CHEMICAL CORPORATION

(a Pennsylvania Corporation)

RESTATED BY-LAWS

(effective May 6, 2015)

Section 1.1.	Registered Office

The Registered Office of the Corporation shall be at One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania until otherwise changed by the Board of Directors.

Section 2.1.	Place of Shareholders’ Meetings

Meetings of the shareholders shall be held at the Registered Office of the Corporation or at such other place within or without Pennsylvania as the Board of Directors may fix.

Section 2.2.	Annual Meeting of Shareholders

An Annual Meeting of shareholders shall be held in every calendar year at such time as the Board of Directors may fix. At the Annual Meeting of shareholders, directors shall be elected to serve for the ensuing year or until their successors shall be duly elected and qualified, and there shall be transacted such other business as may properly be brought before the Meeting.

A financial report of the Corporation’s business as of the close of the preceding fiscal year shall be presented at the Annual Meeting, and shall be sent to shareholders.

Section 2.3.	Special Meetings of Shareholders

Special Meetings of shareholders may be called at any time by the Chairman of the Board, the President or the Board of Directors, or shareholders entitled to cast not less than four-fifths of the votes which all shareholders are entitled to cast at the particular meeting. At any time, upon the written request of any person entitled to call a Special Meeting, it shall be the duty of the Secretary to fix the date of such Special Meeting to be held not less than five nor more than sixty days after the receipt of the request and to give due notice thereof. If the Secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons making the request may do so.

Section 2.4.	Notice of Shareholders’ Meetings

At least five days written notice shall be given of any meeting of shareholders, unless a greater period of notice is required by law. Such notice shall specify the place, day and hour of the meeting, and in the case of a Special Meeting of shareholders, the general nature of the business to be transacted.

Section 2.5.	Waiver of Notice of Shareholders’ Meetings

Whenever written notice is required to be given by law, by the Articles or these Restated By-Laws (“By-Laws”), a written waiver thereof signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Except in the case of a Special Meeting of shareholders, neither the business to be transacted nor the purpose of the meeting need be specified in the Waiver of Notice of such Meeting.

Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

Section 2.6.	Quorum for Shareholders’ Meetings

The presence, in person or by proxy, of the shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast on a matter to be voted upon at a meeting of shareholders shall constitute a quorum, and the acts of such quorum, at a duly organized meeting of shareholders, shall constitute the acts of all the shareholders. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 2.7.	Conduct of Shareholders’ Meetings

Meetings of the shareholders shall be presided over by the Chairman of the Board, or if he is not present, by the President, or if he is not present, by a Vice President, or if none of the Chairman of the Board or the President or Vice President is present, by a Chairman to be chosen at the meeting. The Secretary of the Corporation, or in his absence, an Assistant Secretary or one temporarily designated as such, shall act as Secretary of the meeting.

Section 2.8.	Shareholder Participation by Telephone

One or more shareholders may participate in any meeting of shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other.

Section 2.9.	Voting by Shareholders

Except as otherwise provided by law or in the Articles, every shareholder of record shall have the right at every shareholders’ meeting to those votes as provided for pursuant to Article 5 of the Articles, for every share standing in his name on the books of the Corporation. Every shareholder entitled to vote at a meeting of shareholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy.

All voting and elections shall be taken by voice vote unless a vote by ballot shall be demanded by a shareholder or by the Chairman of the meeting before the voting or election begins, or unless otherwise required by law or by the Articles.

Section 2.10.	Judges of Election

In advance of any meeting of shareholders, the Board of Directors may appoint Judges of Election, who need not be shareholders, to act at such meeting or any adjournment thereof. If Judges of Election be not so appointed, the Chairman of the meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. The number of Judges shall be one or three, and no candidate shall act as a Judge. On request of the Chairman of the meeting or of any shareholder or his proxy, the Judges shall make a report in writing of any challenge or question or matter determined by them and execute a certificate of any fact found by them.

Section 2.11.	Adjournment of Meetings

Adjournment of any meeting may be taken, but any meetings at which Directors are to be elected shall be adjourned only from day to day, or for such longer periods not exceeding fifteen days each, as may be directed by the shareholders who are entitled to cast at least a majority of the votes which all such shareholders would be entitled to cast at an election of directors, until such directors have been elected. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted thereat, other than by announcement of the meeting at which such adjournment is taken. In case of any meeting called for the election of Directors, those who attend the second of such adjourned meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing Directors.

Section 2.12.	Shareholder Proposals

Nominations by shareholders of persons for election to the Board of Directors may be made at an annual or special meeting only in compliance with Section 3.15 hereof. The proposal of other business to be considered by the shareholders at an Annual Meeting of shareholders may only be made (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Chairman of the Board, the President or the Board of Directors, or (iii) by any shareholder of the Corporation who (x) was a shareholder of record at the time of giving of notice provided for in this By-Law and at the time of the Annual Meeting, (y) is entitled to vote at the meeting and (z) provides timely notice in writing to the Secretary of the Corporation and complies with the procedures and requirements set forth in this By-Law; clause (iii) shall be the exclusive means for a shareholder to submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an Annual Meeting of shareholders. To be properly brought before a meeting of shareholders, business must be of a proper subject for action by shareholders under applicable law and must not, if implemented, cause the Corporation to violate any state, federal or foreign law or regulation, each as determined in good faith by the Board of Directors.

To be timely, a shareholder’s notice shall be delivered to or mailed to, and received by, the Secretary at the principal executive offices of the Corporation not more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice to the Secretary shall set forth (a) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, (i) their name and record address, (ii) the class and number of shares of stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by each of them, (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner, if any, has a right to vote any shares of any security of the Corporation, (iv) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder, and (v) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal pursuant to the Exchange Act and the rules and regulations promulgated thereunder, (b) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, (c) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and an agreement by the shareholder that the shareholder will appear in person or by proxy at the meeting to propose the consideration of the business, and (d) the information required by Section 2.13. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Only such business shall be conducted at an Annual Meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this section.

The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any proposal made at the meeting was not made in accordance with the foregoing procedures and, in such event, the proposal shall be disregarded. Any decision by the Chairman of the meeting shall be conclusive and binding upon all shareholders of the Corporation for any purpose.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals of business to be considered pursuant to this By-Law.

Section 2.13.	Disclosure by Shareholders of Hedged Positions

A notice submitted by a shareholder under Section 2.12 or 3.15 must describe, with respect to the shareholder and any Shareholder Associated Person, (i) any Derivative Instrument directly or indirectly beneficially owned by the shareholder or a Shareholder Associated Person, or any other direct or indirect opportunity for the shareholder or Shareholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (ii) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (iii) any short interest in any security of the Corporation (for purposes of this By-Law a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (iv) any performance-related fees (other than an asset-based fee) that such shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, and (v) any hedging or other transaction or series of transactions that has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to any share of the Corporation.

Definitions. As used in this Section 2.13 the following terms have the meanings indicated:

“Derivative Instrument” means an option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the Corporation or otherwise.

“Shareholder Associated Person” of a shareholder means (i) any person controlling, controlled by, under common control with, or acting in concert with, the shareholder, (ii) any beneficial owner of shares of the Corporation owned of record or beneficially by the shareholder, and (iii) any person controlling, controlled by or under common control with, a person that is a Shareholder Associated Person pursuant to clause (ii) of this definition.

Section 3.1.	Board of Directors, Number Qualifications, Elections, Term of Office, and Compensation

The business and affairs of the Corporation shall be managed by a Board of not less than five (5) nor more than fifteen (15) Directors, as may be fixed from time to time by the vote of a majority of the whole Board. Directors shall be of full age, but need not be residents of Pennsylvania or shareholders of the Corporation.

The Board of Directors shall have authority to fix the compensation of Directors for their services and to authorize payment for expenses of attendance at meetings. A Director may also be a salaried officer or employee of the Corporation.

Section 3.2.	Quorum for Directors’ Meetings

A majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors. A Director who is present at a meeting shall be counted in determining the presence of a quorum even though a contract or transaction between the Corporation and such Director or another business in which such Director has a financial interest is authorized at the meeting.

Section 3.3.	Directors’ Consent in Lieu of Meeting

Any action which may be taken at a meeting of the Board of Directors or of any Committee thereof may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors or the members of the Committee, as the case may be, and shall be filed with the Secretary of the Corporation. One or more Directors may participate in a meeting of the Board of Directors or a Committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other.

Section 3.4.	Vacancies in Board of Directors

Except as otherwise provided in the Articles, vacancies in the Board of Directors, including vacancies resulting from an increase in the number of Directors, may be filled by a majority of the remaining members of the Board though less than a quorum, and each person so elected shall be a Director until his successor is elected by the shareholders, who may make such election at the next Annual Meeting of the shareholders.

Section 3.5.	Place of Meeting of Board of Directors

The meetings of the Board of Directors may be held at such place within Pennsylvania, or elsewhere, as a majority of the Directors may from time to time appoint or as may be designated in the notice calling the meeting.

Section 3.6.	Organization Meeting of the Board of Directors

After the election of Directors by the shareholders, the newly elected Board may meet for the purpose of organization or otherwise:

(a) Immediately following their election, or at such time and place as shall be fixed by vote of the shareholders at the Annual Meeting (and in either such case no notice of such meeting to the newly elected Directors shall be necessary in order legally to constitute the meeting, provided a majority of the whole Board shall be present): or

(b) At such time and place as may be fixed by consent in writing of all the Directors.

Section 3.7.	Regular Meetings of the Board of Directors

Regular Meetings of the Board of Directors shall be held at such time and place as shall be determined by a majority of the Board.

Section 3.8.	Special Meeting of the Board of Directors

Special Meetings of the Board of Directors may be called by the Chairman of the Board, President or Secretary on at least two days notice to each Director, either personally or by mail or by telegram, of the time and place of such Special Meeting. At the written request of two Directors, Special Meetings shall be called by the Chairman of the Board, President or Secretary in like manner and on like notice.

Section 3.9.	Adjournments of Meetings of Board of Directors

If a meeting of the Board of Directors is adjourned, it shall not be necessary to give any notice of the adjourned meeting, or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which such adjournment is taken.

Section 3.10.	Powers of Board of Directors

A. Organizational Meeting: At the first meeting of the Board of Directors in each year (at which a quorum shall be present) held next after the Annual Meeting of Shareholders, it shall be the duty of the Board of Directors to elect or appoint the officers of the Corporation.

B.	General Powers: The Board of Directors shall have all the power and authority granted by law to Directors except as may be specifically excepted by the Articles or by these By-Laws.

C. Committees: The Board of Directors, by Resolution adopted by a majority thereof, may designate an Executive Committee and one or more other committees, each of which shall consist of at least two Directors and such other Directors as shall be appointed by the Board of Directors to serve as alternate members of any such Committee to replace any absent or disqualified member at any Committee Meeting. In the event that any member of any such Committee shall be absent from or disqualified at such Meeting, the member or members thereof present at any such Meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act at the Meeting in the place of any such absent or disqualified member. Any such Committee shall have and exercise the authority of the Board of Directors in the management of the business and affairs of the Corporation to the extent provided in the Resolution creating such Committee.

Section 3.11.	Removal of Directors by Shareholders

The entire Board of Directors, or any individual Director may be removed from office with or without assigning any cause, only by the affirmative vote of the shareholders entitled to cast at least four-fifths of the votes entitled to be cast generally in the election of Directors. In case the Board or any one or more Directors be so removed, new Directors may be elected at the same meeting.

Section 3.12.	Limitation on Personal Liability of Directors

A Director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless he or she has both (i) breached the standards set forth in Title 42, Chapter 83, Section 8363 of the Pennsylvania Consolidated Statutes relating to performance of a director’s duties and (ii) such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This exemption from liability shall not apply to the responsibility or liability of a Director pursuant to any criminal statute or the liability of a Director for the payment of taxes pursuant to local, State or Federal law. If the Pennsylvania Consolidated Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a Director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Pennsylvania Consolidated Statutes. Any repeal or modification of this section shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

Section 3.13.	Directors Emeriti

The Board of Directors may, from time to time, in its discretion confer upon such of its former members as it may determine the title of “Director Emeritus,” and, if conferred, such title may be withdrawn by the Board of Directors at any time thereafter. Such title shall be honorary in nature to designate the conferee as a former member of the Board, and persons upon whom the title may be conferred shall not be members of the Board of Directors, shall not vote upon matters submitted to a vote of the Board of Directors, and, in the absence of a specific invitation to the contrary, shall not be entitled to attend any meetings of the Board of Directors or of committees thereof.

Section 3.14.	Chairman Emeritus

The Board of Directors may, in its discretion, confer on such of its members or former members as shall have served as Chairman of the Board the title of Chairman Emeritus. Such title shall be honorary in nature to designate the conferee as a former Chairman of the Board. If serving as a Director, the title shall not be construed to grant any rights, duties, or authority beyond that of any other Director. If not serving as a Director, the conferee shall not be construed to be a Director of the Company.

Section 3.15.	Director Nominations

Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors.

Nominations of persons for election to the Board of Directors may also be made by any shareholder of the Corporation who (x) was a shareholder at the time of giving of notice provided for in this By-Law and at the time of the applicable meeting of shareholders, (y) is entitled to vote for the election of Directors at such meeting of shareholders and (z) provides timely notice in writing to the Secretary of the Corporation and complies with the procedures and requirements set forth in this Section 3.15, which shall be the exclusive means for a shareholder to make nominations of persons for election to the Board of Directors of the Corporation. No person may be appointed, nominated or elected a Director unless such person, at the time such person is nominated and appointed or elected, would then be able to serve as a Director without conflicting in any manner with any state, federal or foreign law or regulation applicable to the Corporation, as determined in good faith by the Board.

To be timely, a shareholder’s notice pertaining to an Annual Meeting of shareholders at which Directors are to be elected shall be delivered to or mailed to, and received by, the Secretary at the principal executive offices of the Corporation not more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation; provided, further, however, that in the event that the number of Directors to be elected to the Board of Directors at an Annual Meeting is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s Annual Meeting, a shareholder’s notice required by this Section 3.15 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more Directors to the Board of Directors, any shareholder otherwise meeting the requirement of this Section 3.15 may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required above with respect to any nomination (including the completed and signed representation and agreement required by this Section 3.15 below) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the

90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of stock of the Corporation which are directly or indirectly owned beneficially and/or of record by the person, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships (including any familial relationships), between or among the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant, and (v) any other information relating to the person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to the rules and regulations promulgated under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) their names and record addresses, (ii) the class and number of shares of stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by each of them, (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner, if any, has a right to vote any security of the Corporation; (c) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and an agreement by the shareholder that the shareholder will appear in person or by proxy at the meeting to nominate the individual or individuals proposed in the notice; (d) a description of any agreement, arrangement or understanding with respect to such nomination; (e) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed representation and agreement required by this Section 3.15 below; and (f) the information required in Section 2.13. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded. Any decision by the Chairman of the meeting shall be conclusive and binding upon all shareholders of the Corporation for any purpose.

To be eligible to be a nominee for election or reelection as a Director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 3.15) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the company and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 4.1.	Officers

The Officers of the Corporation shall be a Chairman of the Board, a President, a Secretary, and a Treasurer, all of whom shall be elected or appointed by the Board of Directors. The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries. Any two or more offices may be held by the same person.

The Board of Directors may at any time also elect or appoint such other officers, assistant officers and agents as it shall deem necessary and as the needs of the

Corporation may require. Such other officers, assistant officers and agents shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors.

The Officers shall be elected each year at the organization meeting of the Board of Directors, but if not so elected, they, and any assistant officers or agents the Board of Directors shall desire to appoint, may be elected from time to time during the year. It shall not be necessary for any officer of the Corporation to be a Director.

Section 4.2.	The Chairman of the Board – Powers and Duties

The Chairman of the Board shall, when present, preside at all meetings of the Board and at all meetings of shareholders. He shall do and perform such duties as from time to time may be assigned to him by the Board of Directors.

Section 4.3	The President – Powers and Duties

The President shall be the chief executive and chief operating officer of the Corporation. He shall have the ordinary duties of an executive officer with responsibility for general supervision and direction of the operations of the Corporation, including strategic planning. He is authorized to execute in the name of the Corporation contracts and other documents requiring the signature of the Corporation. He shall also do and perform such other duties as from time to time may be assigned to him by the Board of Directors.

Unless otherwise ordered by the Board of Directors, the President shall have full power and authority on behalf of the Corporation to attend and act and vote at any meeting of the shareholders of any corporation in which the Corporation may hold stock, and at any such meeting shall possess and may exercise any and all the rights and powers incident to the ownership of such stock which the Corporation, as the owner thereof, might have possessed and exercised if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.4.	The Vice President - Powers and Duties

A Vice President or Vice Presidents shall be elected by the Board of Directors, if the Board of Directors determines that such offices shall be created. The Vice President (or, if there are more than one, then each Vice President) shall have such powers and shall perform such duties as may from time to time be assigned to him or them by the Board of Directors or by the Chairman of the Board or by the President. Unless otherwise ordered by the Board of Directors, the Vice President (or Vice Presidents in order of their numbered designations) shall, in the case of the death, resignation, absence or disability of the President, perform the duties of that Officer, until the return of the President, or until the disability shall have been removed or a new President shall have been elected.

Section 4.5.	Treasurer - Powers and Duties

The Treasurer shall have the custody of all the funds and securities of the Corporation which may come into his hands. When necessary or proper (unless otherwise ordered by the Board of Directors) he shall (a) endorse for collection on behalf of the Corporation checks, notes and other obligations, (b) deposit the same to the credit of the Corporation in such banks or depositaries as the Board of Directors may designate and (c) sign all receipts and vouchers for payments made by the Corporation. He shall, at all reasonable times, exhibit his books and accounts to the Board of Directors of the Corporation upon the request of any Director, and he shall also, if so directed by the Board of Directors, annually prepare and submit to the Annual Meeting of the shareholders a full statement of the assets and liabilities of the Corporation and of its transactions during the preceding year, and he shall have such other powers and shall perform such other duties as may be assigned to him from time to time by the Board of Directors. He shall give such bond for the faithful performance of his duties as may be required by the Board of Directors.

Section 4.6.	Assistant Treasurer - Powers and Duties

Each Assistant Treasurer shall have such powers and perform such duties as may be assigned to him by the Board of Directors.

Section 4.7.	Secretary - Powers and Duties

Unless otherwise ordered by the Board of Directors, the Secretary shall keep the minutes of all meetings of the shareholders and of the Board of Directors in proper books to be kept for such purpose, and shall attend to the giving of all notices by the Corporation, including notices of meetings of shareholders and of the Board of Directors. He shall have charge of the share certificate books, transfer books, capital stock ledger and such other books and papers as the Board of Directors may direct. He shall in general perform all the duties incident to the office of Secretary and shall have such other powers and perform such other duties as may be assigned to him by the Board of Directors.

Section 4.8.	Assistant Secretary - Powers and Duties

Each Assistant Secretary shall have such powers and perform such duties as may be assigned to him or them by the Board of Directors.

Section 4.9.	Removal and Vacancies

The Board of Directors shall have power to remove any officer from office at any time and shall also have the power to fill any vacancies in any office occurring from whatever reason. Such power shall be exercised by a majority vote of the Directors in office at the time of such removal or vacancy, although less than a quorum.

Section 5.1.	Share Certificates

Every shareholder of record shall be entitled to a share certificate representing the shares owned by him, provided that the shares represented thereby shall have been fully paid for. Such share certificate shall be signed by the Chairman of the Board, President, or a Vice President, and by the Secretary or Treasurer except where such share certificate is signed by a transfer agent or a registrar, in which case the signature of any officer of the Corporation upon such share certificate may be a facsimile, engraved or printed.

Section 5.2.	Transfer of Share Certificates

The transfer of a share certificate and the shares represented thereby shall be made on the books of the Corporation only by the registered owner thereof or by his attorney duly authorized in writing to make such transfer, and only upon surrender of such share certificate, which shall be canceled at the time of transfer.

The Corporation shall be entitled to treat the holder of record of any share certificate or certificates and the shares represented thereby as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share certificate or certificates and shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law or by the Articles.

Section 5.3.	Lost Share Certificate

The holder of any certificate representing shares of stock of the Corporation shall immediately notify the Corporation of any mutilation, loss or destruction thereof, and the Board of Directors may, in its discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such holder upon the surrender of the mutilated certificate, or in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and deposit of indemnity by bond or otherwise in such form and amount and with such surety or sureties as the Board of Directors may require to indemnify the Corporation against loss or liability by reason of the issuance of such new certificate, but the Board may, in its discretion, refuse to issue such new certificates save upon the order of some court having jurisdiction in such matters.

Section 6.1.	Fiscal Year

The fiscal year of the Corporation shall be established by the Board of Directors.

Section 7.1.	Indemnification and Insurance

A. Right to Indemnification: Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding (hereinafter a “proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action or suit by or in the right of the Corporation, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as director or officer, or in any other capacity, shall be indemnified and held harmless by the Corporation to the fullest extent and manner authorized or permitted by the laws of the Commonwealth of Pennsylvania, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who as ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subsection D hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and each person to whom this right to indemnification applies shall be a third party beneficiary of such right and shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by this Section. Such right shall include the right to be paid by the Corporation the expenses incurred in any such proceeding in advance of its final disposition; provided, however, that, if the laws of the Commonwealth of Pennsylvania require, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees, agents or fiduciaries of the Corporation or to any person who is or was serving at the request of the Corporation as an employee, agent or fiduciary of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, with the same or lesser scope and effect as set forth herein and in the other subsections of this Section. If and to the extent that the laws of the Commonwealth of Pennsylvania require that indemnification be provided in a given instance only if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, then termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the

Corporation, and, with respect to any criminal proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful. Termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself be a determination by a court that the act or failure to act giving rise to a claim for indemnification constituted willful misconduct or recklessness.

B. Denial of Right to Indemnification: Indemnification under subsection A above shall be made by the Corporation unless a determination is reasonably and promptly made that indemnification of a director or officer is not proper in the circumstances because of grounds for denying indemnification under this Section or under applicable law. Such determination may be made only (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding (“disinterested directors”), or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

C. Expenses in Successful Defense: Notwithstanding any other provisions of this Section, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection A above or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

D. Right of Claimant to Bring Suit: If a claim under subsection A of this Section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the laws of the Commonwealth of Pennsylvania for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the laws of the Commonwealth of Pennsylvania, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

E. Non-Exclusivity of Rights: The rights to indemnification and the payment of expenses incurred in a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, By-Law, agreement, vote of shareholders or disinterested directors or otherwise.

F. Insurance: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, agent or fiduciary of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of the Commonwealth of Pennsylvania.

G. Interpretations: For purposes of this Section:

(a) References to “the Corporation” shall upon written resolution of the Board of Directors of the Corporation include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, shall for purposes of this Section be deemed to hold the same position in the Corporation as he or she held in such constituent corporation.

(b) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.

H. Amendment or Repeal: This Section may hereafter be amended or repealed; provided, however, that no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person who is or was a director or officer to obtain indemnification or advancement of expenses with respect to a proceeding that pertains to or arises out of actions or omissions that occur prior to the effective date of such amendment or repeal, which date cannot be retroactive.

Section 8.1.	Inapplicability of Section 910 of the Pennsylvania Business Corporation Law

Sections 2541 through 2548, Sections 2561 through 2567, and Sections 2571 through 2575 of The Pennsylvania Business Corporation Law shall not be applicable to the Corporation.

Section 8.2.	Amendments to By-Laws

The holders of all the shares outstanding and entitled to vote may, by a majority vote, make, alter, amend or repeal any provision of these By-Laws at any Annual or Special Meeting duly convened after notice to the shareholders of such purpose.

The Board of Directors, by a majority vote of the members thereof, may make, alter, amend or repeal any provisions of these By-Laws at any Regular or Special Meeting, duly convened after notice to the Directors of such purpose. The shareholders shall have the right to change such action by a majority vote of the shareholders entitled to vote thereon at any Annual or Special Meeting duly convened after notice to the shareholders of such purpose.